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                                                                    EXHIBIT 23.2

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form F-4, No. 333-     ) and related Proxy
Statement/Prospectus of Amdocs Limited for the registration of     shares of its
ordinary shares in connection with the proposed merger between Amdocs Limited and International Telecommunication Data Systems, Inc. and to the incorporation by reference therein of our report dated February 16, 1999, with respect to the financial statements of International Telecommunication Data Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Stamford, Connecticut
October 22, 1999